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                                                                    Exhibit 14.2


                          Independent Auditors' Consent

The Board of Directors
AB Electrolux:

We consent to the incorporation by reference in the registration statement (No. 333-87612) on Form S-8 of AB Electrolux of our report dated February 7, 2002 (except for the restatement of prior periods in Note 29 - US GAAP Information as to which the date is June 10, 2003) with respect to the consolidated statements of income, cash flows and changes in stockholders' equity of AB Electrolux for the year ended December 31, 2001, and the related financial statement schedule, which appears in the December 31, 2003 annual report on Form 20-F of AB Electrolux.

KPMG Bohlins AB


Stockholm, Sweden
June 24, 2003